UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

   Ball             George
   ----------------------------------------
   (Last)           (First)        (Middle)

   2009 Rudie Dr.
   ----------------------------------------
   (Street)

   Jeffersonville   IN             47130
   ----------------------------------------
   (City)           (State)        (Zip)


2. Date of Event Requiring Statement (Month/Day/Year)

   Initial Statement

3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Issuer Name and Ticker or Trading Symbol

   Community Bank Shares, Inc.
   CBIN

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   If officer, give title.  Senior Vice President

6. If Amendment, Date of Original (Month/Year)

   N/A

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2. Amount of Securities                  |3. Ownership Form:           |4. Nature of Indirect          |
   (Instr. 4)              |   Beneficially Owned                    |   Direct (D) or             |   Beneficial Ownership        |
                           |   (Instr. 4)                            |   Indirect (I)              |   (Instr. 5)                  |
                           |                                         |   (Instr. 5)                |                               |
___________________________|_________________________________________|_____________________________|_______________________________|
 Common stock              |   0 Shares                              |                             |                               |
___________________________________________________________________________________________________________________________________|

*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

/s/ George Ball                         01/29/99
-----------------------------           --------
Signature of Reporting Person             Date